EXHIBIT 99.2

CERTAIN PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information combines the revenues of MedicaLogic, Inc., Medscape, Inc. and Total eMed, Inc. assuming the Company's merger with Medscape, Inc. and acquisition of Total eMed, Inc. were consummated at the beginning of the period presented. Pro forma revenues are not necessarily indicative of what would have occurred if the merger and acquisition had been in effect for the period presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

The Company's unaudited estimated pro forma revenues for the year ended December 31, 2000 consist of the following (in millions):

Pro forma revenue:
Digital health record	$21.4
Portal	28.1
Transcription	9.3

Total pro forma revenue	$58.8

2001 REVENUE EXPECTATIONS

The Company's unaudited 2001 revenue expectations and related assumptions for the year ended December 31, 2001 consist of the following (in millions):

Estimated revenue:
Digital health record	$48.0
Portal	52.0
Transcription	13.0

Total estimated revenue	$113.0

Digital Health Record (DHR) revenue consists primarily of revenue from web-based and client server applications and data. Digital Health Record revenue is expected to approximately double in 2001 due to expected increases generated from existing products, strategic alliances such as the Company's recently announced agreement with General Motors Corporation, as well as new revenues generated from data related offerings.

Portal revenue consists primarily of revenue from sponsorship and advertising. Sponsorship revenue includes revenues from continuing medical education programs, resource centers, conference summaries, healthzones, and Medscape's "Ask the Expert" programs. During 2001, these revenue streams are expected to increase by approximately two to three times their respective 2000 levels. In addition, the Company expects to earn additional revenues from new integrated offerings and alliances as demonstrated by its recently announced Digital Health Partnership agreement with GlaxoSmithKline. Advertising revenues are expected to increase approximately 50% during 2001.

Transcription revenue is expected to increase at a slower growth rate compared to the Company's other revenue streams, with a projected increase of approximately 40% in 2001 due primarily to the Company's intention to reduce the cash requirements of its transcription business and increase operating efficiencies during 2001.